Exhibit 11


                        Computation of Earnings Per Share
                          Quarter Ended March 31, 1996



                                                           Quarterly
                                                    Shares            EPS
                                                    ------            ---
First Quarter

Average Shares Outstanding ...............       15,058,865        $   0.50
CSE Incremental Shares ...................          305,319
   Total Average Shares Outstanding ......       15,364,184        $   0.49
                                                 ----------            ----

Dilution .................................                             1.99%

Net Income ...............................                      $ 7,460,000
                                                                ===========



       Fully Diluted Earnings Per Share Calculations 1996

                                                          Quarterly
                                                   Shares            EPS
                                                   ------            ---
First Quarter

Average Shares Outstanding ..............        15,058,865        $   0.50
CSE Incremental Shares ..................           305,249
   Total Average Shares Outstanding .....        15,364,114        $   0.49
                                                 ----------        --------

Dilution ................................                              1.99%

Net Income ..............................                       $ 7,460,000

                                                                ===========